Sigma Labs Announces Second Quarter Financial Results

SANTA FE, N.M. – August 11, 2016 – Sigma Labs, Inc. (OTCQB: SGLB) (“Sigma Labs” or the “Company”), a provider of quality assurance software under the PrintRite3D® brand, today announced financial results for the three months ended June 30, 2016.

Recent Highlights

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Announced that aerospace and defense supplier Woodward, Inc. has joined the Company’s Early Adopter Program. Woodward obtained a non-exclusive license to use Sigma Labs’ PrintRite3D® software modules – INSPECT™, CONTOUR™ and ANALYTICS™ – for an EOS M290 machine being installed at its Aircraft Turbine Systems Division in Zeeland, Michigan

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Murray Williams was hired as the Company’s new CFO, bringing indepth financial and entrepreneurial expertise. Mr. Williams has served on the board of directors of fifteen public and private companies and was one of the founders of Buy.com

“The second quarter of 2016 was somewhat challenging due to delays in certain expected awards and the timing of revenue recognition for contracts already in hand,” said Mark Cola, President & CEO of Sigma Labs. “However, this did not diminish the fact that it’s been a very busy period in terms of both customer outreach and bid activity. In fact, as I mentioned at our Annual Meeting earlier this year, we’re seeing more interest than ever – including with a variety of large OEMs such as Woodward. This recent win illustrates the steps we’re taking to expand the Company’s client base and drive overall recognition of our technology and unique applications. We continue to participate in a number of industry events both in North America and abroad. With a new CFO on board and numerous opportunities in our line of sight, we believe the Company is evolving into an established player to meet the AM needs of today and tomorrow.”

2016 Second Quarter Financial Results

Revenue for the three months ended June 30, 2016 was approximately $0.1 million versus approximately $0.2 million for the same period in 2015. The Company reported a net loss for the second quarter of approximately $0.7 million, or $(0.12) per diluted share, versus a loss of approximately $0.4 million, or $(0.07) per diluted share, for the second quarter of 2015.

Investor Conference Call

The Company will host a conference call to discuss its 2016 second quarter financial results today, August 11, 2016, at 11:00 a.m. Eastern Time. To participate in the call, please dial toll free 1-844-802-2441, or 1-412-317-5134, approximately five minutes before the conference call time stated above. A live webcast of the call can also be accessed on the Sigma Labs website at www.sigmalabsinc.com. A recording will be available on the Company's website upon completion of the call.

About Sigma Labs, Inc.

Sigma Labs, Inc. a provider of quality assurance software under the PrintRite3D® brand and a developer of advanced, in-process, non-destructive quality assurance software for commercial firms worldwide seeking productive solutions for advanced manufacturing. For more information please visit us at www.sigmalabsinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements often contain words such as "expects," "anticipates," "intends," "believes" or "will." Our forward-looking statements are subject to a number of risks, uncertainties and assumptions that could adversely affect us, including the risks set forth in our annual report on Form 10-K. The forward-looking statements in this press release are made only as of the date of this press release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Chris Witty

cwitty@darrowir.com

646-438-9385

Sigma Labs, Inc.

Unaudited Condensed Statements of Operations

Three Months and Six Months Ended June 30, 2016 and 2015

	Three Months Ended		Six Months Ended
	June 30, 2016	June 30, 2015	June 30, 2016	June 30, 2015

INCOME
Services	$93,824	$196,263	$452,279	$381,949
Total Revenue	93,824	196,263	452,279	381,949

COST OF SERVICE REVENUE	30,904	88,262	138,485	113,129

GROSS PROFIT	62,920	108,001	313,794	268,820

EXPENSES
Other General and Administration	480,697	326,075	876,185	593,778
Payroll Expense	252,895	74,474	468,484	147,134
Stock-Based Compensation	59,362	134,250	130,913	257,000
Research and Development	11,907	13,881	50,978	84,028
Total Expenses	804,861	548,680	1,526,560	1,081,940

OTHER INCOME (EXPENSE)
Interest Income	95	312	253	872
Total Other Income (Expense)	95	312	253	872

INCOME (LOSS) BEFORE INCOME TAXES	(741,846)	(440,367)	(1,212,513)	(812,248)

Current Income Tax Expense	-	-	-	-

Deferred Income Tax Expense	-	-	-	-

Net Income (Loss)	$(741,846)	$(440,367)	$(1,212,513)	$(812,248)

Loss per Common Share - Basic and Diluted	$(0.12)	$(0.07)	$(0.19)	$(0.13)

Weighted Average Number of Shares
Outstanding - Basic and Diluted	6,235,704	6,233,448	6,235,702	6,219,909

Sigma Labs, Inc.

Unaudited Condensed Balance Sheets

June 30, 2016 and December 31, 2015

	June 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash	$552,988	$1,539,809
Accounts Receivable, net	252,658	280,222
Inventory	90,894	20,129
Prepaid Assets	34,510	38,687
Total Current Assets	931,050	1,878,847

Other Assets
Property and Equipment, net	653,130	714,754
Intangible Assets, net	208,715	167,644
Investment in Joint Venture	9,119	9,222
Prepaid Stock Compensation	157,380	418,547
Total Other Assets	1,028,344	1,310,167

TOTAL ASSETS	$1,959,394	$3,189,014

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$102,367	$38,393
Accrued Expenses	117,529	71,523
Total Current Liabilities	219,896	109,916

TOTAL LIABILITIES	219,896	109,916

Stockholders' Equity
Preferred Stock, $0.001 par; 10,000,000 shares authorized; None issued and outstanding	-	-
Common Stock, $0.001 par; 15,000,000 shares authorized; 6,232,410 issued and 6,219,910 outstanding at June 30, 2016 and 6,239,073 issued and 6,206,573 outstanding at December 31, 2015	6,231	6,239
Additional Paid-In Capital	10,509,900	10,636,979
Retained Earnings (Deficit)	(8,776,633)	(7,564,120)
Total Stockholders' Equity	1,739,498	3,079,098

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,959,394	$3,189,014

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